                                                           Exhibit 99(a)(5)(xix)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

                 STEEL PARTNERS II EXTENDS BAIRNCO TENDER OFFER
                            TO FRIDAY, APRIL 13, 2007

      NEW YORK, NY - MARCH 19, 2007 -- Steel Partners II, L.P.  ("Steel Partners
II"), which has commenced a cash tender offer to purchase all of the outstanding shares of  Bairnco  Corporation  (NYSE:BZ;  "Bairnco")  for  $13.50  per  share, announced  today that it has extended its $13.50 per share cash tender offer for all of the common stock of Bairnco not already  owned by it or its  subsidiaries to 5:00 P.M.,  New York City time, on Friday,  April 13, 2007.  The tender offer was previously set to expire at 5:00 P.M., New York City time, on Friday,  March
16, 2007.

      As of the close of business on March 16, 2007, a total of 4,861,315 shares had been tendered in and not withdrawn from the offer, which,  together with the shares owned by Steel Partners II and its subsidiaries (including BZ Acquisition
Corp.),  represents  approximately  78.2% of the  total  shares  outstanding  of
Bairnco on a fully diluted  basis.  Under Steel  Partners II's merger  agreement with Bairnco,  Steel  Partners II is permitted to extend the tender offer for 20 business days if, at any scheduled expiration of the tender offer, the number of shares  of  Bairnco's  common  stock  that have been  validly  tendered  and not withdrawn,  together  with any shares  then owned by Steel  Partners  II and its affiliates,  represents more than 50% of Bairnco's outstanding shares on a fully diluted basis but less than 90% of the outstanding shares.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

BZ  Acquisition  Corp.,  a  wholly-owned  subsidiary  of Steel  Partners II, has commenced a tender  offer to purchase  all of the  outstanding  shares of common stock (and associated  preferred stock purchase rights) of Bairnco at $13.50 per share,  net to the  seller in cash,  without  interest.  The offer is  currently scheduled to expire at 5:00 P.M., New York City time, on Friday, April 13, 2007, unless the offer is extended.

MacKenzie  Partners,  Inc. is the Information Agent for the tender offer and any questions or requests for the Amended and Restated Offer to Purchase and related materials  with  respect  to the  tender  offer  may be  directed  to  MacKenzie
Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY  BAIRNCO'S  COMMON STOCK IS ONLY BEING MADE  PURSUANT TO AN AMENDED
AND RESTATED OFFER TO PURCHASE AND RELATED  MATERIALS THAT STEEL PARTNERS II HAS
FILED (AND WILL FILE) WITH THE SECURITIES AND EXCHANGE COMMISSION.  STOCKHOLDERS
SHOULD  READ  THESE   MATERIALS   CAREFULLY   BECAUSE  THEY  CONTAIN   IMPORTANT
INFORMATION,  INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STOCKHOLDERS MAY
OBTAIN THE AMENDED AND  RESTATED  OFFER TO PURCHASE AND RELATED  MATERIALS  WITH
RESPECT TO THE TENDER  OFFER FREE AT THE SEC'S  WEBSITE AT  WWW.SEC.GOV  OR FROM
STEEL  PARTNERS II BY CONTACTING  MACKENZIE  PARTNERS,  INC.  TOLL-FREE AT (800)
322-2885    OR    COLLECT    AT    (212)    929-5500    OR    VIA    EMAIL    AT
BAIRNCO@MACKENZIEPARTNERS.COM.

For additional information:

Media
Jason Booth and Terry Fahn
Sitrick And Company, Inc.
(310) 788-2850

Investors and Analysts
Daniel Sullivan and Bob Sandhu
MacKenzie Partners, Inc.
(212) 929-5500